Exhibit 99.1
CNX Gas Announces 2007 Capital Expenditures of $312 Million
Pittsburgh (January 8, 2007)-CNX Gas Corporation (NYSE:CXG) has set 2007 Capital Expenditures at $312 million. This represents an 84% increase from the $170 million in expected capital spending for 2006. CNX Gas will have two development and two exploration plays in 2007. The drilling, processing, and gathering capital for Virginia Operations, a coalbed methane (CBM) play in Central Appalachia, will be $148 million; Mountaineer, a CBM play in Northern Appalachia, will be $84 million; Nittany, an exploration CBM play in central Pennsylvania, will be $6 million; and Cardinal, an exploration New Albany shale play in western Kentucky, will be $12 million.
An additional $32 million has been budgeted for a more aggressive land effort. Much of the remaining $30 million, aside from $9 million for Knox Energy in Tennessee, will be devoted to initial exploration work as other plays are assessed.
CNX Gas expects to drill 278 development wells in Virginia, 57 development wells in Mountaineer, eight exploration wells in Nittany, and three exploration wells in Cardinal, for a total of 346 in its four major active areas. CNX Gas holds a 100% working interest in these areas. Other areas could see as many as 55 net wells, for a company total of 401 wells. Virginia Operations will also perform 30 recompletions.
The drilling of all of these wells, and the recompletions, is expected to cost $160 million. Gathering and processing capital is estimated at $106 million, which includes $12 million for the Bull Creek gathering system in Virginia, a 13.5-mile line that will allow for the collection of gas from the western portion of the Oakwood and Middle Ridge fields, as well as third-party production.
Company production is expected to be 64 billion cubic feet (Bcf) in 2007, and at least 15% higher in both 2008 and 2009.
Nicholas J. DeIuliis, president and chief executive officer, said, “The 2007 Capital Budget represents a major step forward for us in exploring and developing our 2.44 million gross acres. In August 2005, we set a 2006 production growth target of 55.7 Bcf. For 2007 and beyond, we continue to expect at least 15% annual growth in organic production. Success in Nittany and Cardinal will move us closer to our strategic vision of eclipsing 100 Bcf of production in 2010. Achieving this would mean that CNX Gas would have more than doubled its 2005 production of 48.4 Bcf in five years without having made an acquisition.”
Mr. DeIuliis continued, “When we sold shares in a private placement in August 2005, we were basically a Virginia CBM play. In 2006, we increased Virginia drilling, proved the viability of our Mountaineer play and identified two new plays — Nittany and Cardinal — that have the potential to create significant shareholder value. Our goal in 2007 is to prove the viability of Nittany and Cardinal, while continuing to test our other acreage for additional opportunities. Our ultimate goal is to continue to achieve a return on capital employed in excess of 20%. We expect to achieve that with this Capital Budget.”
CNX GAS CORPORATION is an independent natural gas exploration, development, production and gathering company operating in the Appalachian Basin of the United States. In May 2006, Business Week cited CNX Gas in its survey of Hot Growth Companies. Effective June 30, 2006, CNX Gas was added to the membership of companies included in the Russell 3000(R) Index and the Russell Midcap(R) Index. Recently, CNX Gas was named as a finalist by Platts for its “Hydrocarbon Producer of the Year” award.
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
Various statements in this release, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, are forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934). These statements involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties relate to, among other matters, the following: our business strategy; our financial position; our cash flow and liquidity; declines in the prices we receive for our gas affecting our operating results and cash flow; uncertainties in estimating our gas reserves; replacing our gas reserves; uncertainties in exploring for and producing gas; our inability to obtain additional financing necessary in order to fund our operations, capital expenditures and to meet our other obligations; disruptions, capacity constraints in or other limitations on the pipeline systems which deliver our gas; competition in the gas industry; the availability of personnel and equipment; increased costs; the effects of government regulation and permitting and other legal requirements; legal uncertainties regarding the ownership of the coalbed methane estate; costs associated with perfecting title for gas rights in some of our properties; our need to use unproven technologies to extract coalbed methane in some properties; our relationships and arrangements with CONSOL Energy; and other factors discussed under “Risk Factors” in the 10-K for the year ended December 31, 2005. We are including this cautionary statement in this release to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf, of us.
Contact:
Dan Zajdel
Vice President — Investor and Public Relations
(412) 854-6719
danzajdel@cnxgas.com
www.cnxgas.com